Exhibit 3.23

Articles of Association

of limited liability company

(consolidated wording dated 20 July 2010).

§1

Establishing of the Company

The appearing in the name of the Company establishes limited liability company, hereinafter referred to as the “Company”.

§2

Name and registered office

1.	The Company acts under the business name Drumet Liny i Druty spółka z ograniczoną odpowiedzialnością.

2.	The Company use an abbreviated form of its business name: Drumet Liny i Druty sp. z o. o. or Drumet Liny i Druty spółka z o.o.

3.	The registered office of the Company is Włocławek.

§3

Duration of the Company

The Company duration is indefinite.

§4.

Scope of activities of the Company

1.	The Company’s business purpose is to engage in any for-profit business activities in Poland and abroad, carried on for its own account or as an agent, in the following scope:

a)	PKD 24.3 – Production of other steel products subjected to initial processing

b)	25.9 – Production of other ready metal products

c)	25.6 – Treatment and coating of metals; mechanical processing of metal components

d)	46.72.Z – Wholesale trade in metals and metal ore

e)	46.74.Z – Wholesale trade in metal products as well as equipment and additional hydraulic and heating installations

f)	46.75.Z – Wholesale trade in chemical products

g)	46.76.Z – Wholesale trade in other semi-finished products

h)	46.77.Z – Wholesale trade in waste and scrap

i)	41.10.Z – Construction relating to erection of buildings

j)	41.20.Z – Construction relating to the erection of residential and non-residential buildings

k)	42.11.Z – Work relating to road and motorway construction

l)	42.2 – Work relating to the construction of pipelines, telecommunications lines and electrical power lines

m)	42.9 – Work relating to the construction of other civil and hydraulic engineering projects

n)	43 – Specialized construction work

o)	47.19.Z – Other retail sales conducted in non-specialized stores

p)	58.19.Z – Other publishing activity

q)	63.11.Z – Data processing; administration of Internet sites (hosting) and similar activity

r)	63.99.Z – Other service activity relating to information not classified elsewhere

s)	64.99.Z – Other financial services activity not classified elsewhere, with the exception of insurance and retirement funds

t)	66 – Activity supporting financial services, as well as insurance and retirement funds

u)	68.10.Z – Purchase and sale of real estate on own account

v)	68.20.Z – Rental and management of own or lease real estate

w)	70.10.Z – Activity of corporate head offices and holdings, with the exception of financial holdings

x)	70.21.Z – Inter- and personal relations (public relations) and communication

y)	70.22.Z – Other advice relating to commercial activity and management

z)	73.1 – Advertising agency activity

aa)	73.20.Z – Market and public opinion analysis

bb)	74.90.Z – Other professional, scientific and technical activity not classified elsewhere

cc)	20.1 – Production of basic chemicals, fertilizers and nitrogen compounds, synthetic substances and synthetic rubber in basic forms

dd)	45.1 – Wholesale and retail trade in vehicles, with the exception of motorcycles

ee)	46.6 – Wholesale trade in machines, equipment and additional accessories

ff)	47.7 – Retail sale of other goods conducted in specialized stores

gg)	47.99.Z – Other retail sales conducted outside store networks, stalls and markets.

2.	Whenever any of the above types of activities requires a consent, concession, confirmation, or decision in any form from a relevant state administrative body, the Company shall undertake such activities only after such decision has been obtained or shall conduct is activity through authorized person.

3.	The Company shall operate in the territory of the Republic of Poland and abroad.

4.	Within the scope mentioned in section 1 above, the Company may open and operate in the territory of the Republic of Poland and abroad its branches, agencies and representations as well as other organisational units.

5.	The Company shall be entitled to have a share in other business entities and to establish and join any business organisations as a shareholder and to create and join to any organization entities, including creation and joining companies conducting any type of activity on the territory of the Republic of Poland and abroad.

§5

Share capital

1.	The share capital of the Company shall amount to PLN 16,000,000 (sixteen million zloties) and be divided into 320,000 (three hundred and twenty) equal and undividable shares of PLN 50.00 (fifty) each.

2.	Each shareholder may hold more than one share. Each share shall entitle to one vote at the Shareholders’ Meeting.

3.	Relating to the establishment of the Company the share capital has been paid with cash contribution and the shares have been fully subscribed for by TMF Poland sp. z o.o. with its registered office in Warsaw.

4.	The share capital of the Company may be increased by raising the nominal value of the existing shares as well as by creating new ones.

5.	The newly created shares may be covered with financial or non-financial contributions.

6.	By adoption of a resolution to amend the Articles of Association the Shareholders may increase the share capital, appropriating the resources from retained earnings or capital reserves created from profit of the Company (increase of the share capital from the Company’s resources). In such case the new shares shall belong to the shareholders in proportion to their existing shares and shall not be subject to acquisition.

7.	The capital is to be increased by virtue of an appropriate resolution of the Shareholders’ meeting.

8.	An increase of the share capital up to the amount of PLN 100,000,000 (one hundred million) by virtue of an appropriate resolution of the Shareholders’ Meeting of within the period ending on 31 December 2050 shall not constitute an amendment of the Articles of Association.

§ 6.

Loans and additional payments

1.	The Company may raise loans from its shareholders.

2.	The Shareholders are obliged to contribute additional payments totalling no more than 1000 (one thousand) times as much as the share value as at the day the resolution regarding contribution of additional payments is adopted

3.	The amounts of and dates for the additional payments to be contributed shall be determined by resolution of the Shareholders’ Meeting.

4.	The principles and date for the additional payments to be refunded shall be determined by the resolution of the Shareholders’ Meeting adopted in accordance with the executory regulations of the Commercial Companies Code.

5.	The return of the additional payments does not require announcements in gazzette designated for announcements of the Company.

§ 7.

Redemption of shares

1.	Shares in the share capital of the Company may be redeemed from the share capital or from the net profit without decreasing the share capital. The Company may acquire its own shares for the purpose of redemption.

2.	The Shareholders’ Meeting shall decide on redemption of shares in the form of an appropriate resolution.

§ 8.

Profit distribution

1.	The net profit of the company may be wholly or partially excluded from distribution among the Shareholders and appropriated for the purposes determined in the resolution of the Shareholders’ meeting.

2.	The Shareholders’ Meeting shall be entitled to establish and liquidate reserve funds.

3.	The Shareholders’ Meeting shall be entitled to make decisions regarding supplementation of reserve funds.

4.	The Management Board shall be entitled to pay the shareholders an advance on account of the dividend expected for the financial year, if the Company has resources sufficient for the payment.

5.

The Company may pay an advance towards expected dividend if Company’s approved financial statement for last financial year shows profit. The advance payment shall not be higher than half of the profit earned since the end of the previous financial year, increased by reserve capitals created out of profit which Management Board may employ in paying out advances and reduced by uncovered losses and own shares.

§ 9.

Governing bodies of the Company

The governing bodies of the Company shall be: the Shareholders’ Meeting, Supervisory Board and the Management Board.

§ 11.

Shareholders’ Meeting

1.	The Shareholders’ Meeting shall be held at the registered office of the Company, Warsaw or – with written consent of all the shareholders – at other locations in the territory of the Republic of Poland.

2.	The Shareholders’ Meeting may be ordinary or extraordinary.

3.	The Management Board shall call the Ordinary Shareholders’ Meeting within six months following the end of each financial year.

4.	The Management Board shall call the Extraordinary Shareholders’ Meeting on its own initiative or at the request of the shareholders holding at least 10 % of shares in the share capital.

5.	The Supervisory Board has the right to call the Ordinary Shareholders’ Meeting, if the Management Board will not call it in term described in point 3 above, and Extraordinary Shareholders Meeting, if it decides that call ing it is necessary, and the Management Board shall not call the Shareholders’ Meeting in term of two weeks from appropriate request issued by the Supervisory Board.

6.	The Shareholders’ Meeting is to be called by registered letter or messenger mail stating reasons for convocation and proposed agenda at least 14 days prior to the date of the Shareholders’ Meeting. Instead of registered letter or messenger mail notice may be send to shareholder by electronic mail provided the shareholder has previously consented to this in writing and indicated an address to which the notice shall be sent.

7.	The following matters shall require resolution by the Shareholders’ Meeting:

a)	Changes to the Articles of Association, any merger, demerger, and transformation of the Company;

b)	Review and approval of the Management Board report on the Company’s activity, financial statement for the previous financial year and granting discharge to members of the Company’s;

c)	Division of profit, retaining profit or covering of losses;

d)	Decisions regarding claims for damage caused when establishing, or in the course of the management or supervision of the Company;

e)	Sale and lease of the Company’s enterprise or its organized part, or creating limited rights thereon;

f)	Increase or decrease of the share capital;

g)	Making and returning additional payments;

h)	Dissolution and liquidation of the Company, or the transfer of its registered office abroad;

i)	All matters reserved in the Articles of Association or by provisions of law to the authority of the Shareholders Meeting.

j)	Entering before the elapse of two years from the registration of Company into any contract for acquisition for the Company an immovable property, interest or fixed assets for the price exceeding one fourth of the share capital.

k)	Matters described in § 12 point 7, in case when there is not Supervisory board in the Company.

8.	Resolutions of the Shareholders’ Meeting are not required for:

a)	Disposing of a right or contracting an obligation to make a performance of a value twice in excess of the share capital.

b)	Acquisition and transfer of an immovable property, perpetual usufruct or share in immovable property.

§ 11.

Making of decisions

1.	Shareholders’ Meeting is entitled to adopt valid resolutions, if all shareholders have been validly informed and at the Shareholder Meeting is represented at least 50% of the share capital of the Company.

2.	Unless the Commercial Companies Code provides for stricter conditions, resolutions of the Shareholders’ Meeting shall be passed by absolute majority of the votes cast.

3.	In the event that the entire share capital of the Company is represented at the Shareholders’ Meeting, the Shareholders’ Meeting shall be entitled to adopt valid resolutions also when it has not been formally called unless the persons attending the Shareholders’ Meeting have objected to holding it or to putting particular items on the agenda.

4.	Resolutions of the shareholders may be adopted without holding the Shareholders’ Meeting whenever all the shareholders have consented in writing to the resolution to be adopted or to voting in writing unless otherwise provided for in the Commercial Companies Code.

§ 12.

Supervisory Board

1.	The Supervisory Board is performing supervision over the company in all aspects of its activity.

2.	The Supervisory Board shall consist of three to five members appointed by resolution of shareholders for joint five year term of office. The supervisory board members can be dismissed by shareholders resolution at any time. Shareholders each time decides in a resolution on number of persons in the Management Board.

3.	The Supervisory Board appoints from its members Chairman and may appoint vice-Chairmen.

4.	Supervisory Board resolutions are adopted by majority of votes.

5.	The Supervisory Board members may participate in adopting resolutions by giving their vote in writing delivered by other Supervisory board member. Giving vote in writing cannot regard matters entered into agenda at the Supervisory board meeting.

6.	The Supervisory Board adopts resolutions at the meetings. Resolutions may be adopted by the Supervisory Boar outside a meeting in writing manner or by using means of direct communication, in particular vide-conference or telephone conference. In such case the resolution is valid if all Supervisory board members have been notified on wording of the draft of the resolution.

7.	Adopting resolutions in manner described in § 12 point 5 and 6 above, does not regard election of the Supervisory Board Chairman and vice-chairmen, appointment of the Management Board member and dismissal or suspending of those persons.

8.	The responsibilities of the Supervisory Board regard matters described in the commercial companies Code and these Articles of Association. Moreover, adoption of the following matters requires prior consent of the Supervisory board:

a)	Establishing of a branch;

b)	Purchase, subscription or sale of shares or units in any titles of participation in dependant companies, or in any other companies, enterprises or commercial entities;

c)	Accession to an organization or commercial undertakings;

d)	Emission of bonds;

e)	Appointment and change of the auditor of the Company;

f)	Approval of the operational year budgets and business plans;

g)	Undertaking credits and loans with payment terms exceeding 1 year, if such credit or loan was not included in the approved business plan;

h)	Entering into commitments for an amount exceeding PLN 500,000 (either individually or collectively in case of several commitments that relate to the same project if such project is realized within one year) and if such project did not appear in an approved business plan;

i)	Undertaking investments with a value exceeding PLN 500,000 (either individually or collectively in case of several commitments that relate to the same project if such project is realized within one year) and if such project did not appear in an approved business plan;

j)	Sale, leasing, establishment of pledges on substantial components of the Company’s assets, encumbrance of the assets in another way, or transfer of substantial components of the Company’s assets, if the value of such components or the value of such encumbrance exceeds PLN 500,000 and if it was not included in an approved business plan;

k)	Implementation and modification of remuneration rules and programs, as well as the terms of employment contracts for members of the Management Board;

l)	Granting approval to members of the Management Board for conducting a competitive activity, and also for taking up additional employment or business activities;

m)	Implementation of employee remuneration rules.

9.	If there is no Supervisory Board in the Company, for actions described in § 12 point 7 above, consent is granted by shareholders in a resolution.

10.	The Supervisory Board adopts Supervisory Board By-Laws, regulating organization, division of work of the Supervisory Board.

11.	The Supervisory Board represents the Company in all agreements with the Management Board members and in disputes with them.

§ 13.

Management Board

1.	The Management Board shall conduct the affairs of the Company and represent the Company.

2.	The Management Board member’s right to represent the Company shall encompass all court and out-of-court acts of the Company.

3.	The Management Board shall consist of 1 or more members appointed and dismissed by the Supervisory Board. The Supervisory Board each time decides in a resolution on number of persons in the Management Board. The Supervisory Board shall have the right to dismiss or suspend any of the Management Board members at any time. The Management board members can be at any time dismissed on the basis of Shareholders resolution or suspended in conducting their activities.

4.	The Management board is appointed for one-year joint term of office.

5.	The Supervisory Board in a resolution on appointment of the Management Board members may indicate person which shall hold post of the Management Board President.

6.	If the Management Board consists of one person the Company is represented solely by the Management Board member. If the Management Board consists of more members, to represent the company required is joint acting by two Management Board members or Management board member acting jointly with commercial proxy, with consideration that in any case is required acting of the Management Board member responsible for financial matters in the Company.

7.	In case the Management Board consists of more members, following actions shall require previous acceptance in resolution of the Management Board:

a)	Entering into commitments, disposing of rights, or undertaking actions stipulating own investments, with a total value exceeding PLN 100,000;

b)	Actions coming within the scope of ordinary actions of the Company undertaken by any of the members of the Management Board, if at least one of the other members of the Management Board objects to the action taken;

c)	Establishment of proxy and specification of the level of remuneration for the proxies;

d)	Any proposals addressed to the Shareholders Meeting or to the Supervisory Board;

e)	Convening of a Shareholders Meeting;

f)	Laying down the organizational structure of the Company’s enterprise, work regulations, remuneration regulations, organizational regulations, bonus regulations, as well as other essential internal acts;

g)	Internal allocation of tasks among members of the Management Board;

h)	Decisions on collective redundancies;

i)	Laying down the principles of employment-remuneration policy of the Company;

j)	Adoption of annual and multi-year business plans and action plans for the Company.

8.	Resolutions of the Management Board can be adopted if all Management Board members have been notified about Management Board meeting. The Management Board resolutions are adopted by 2/3 majority of all Management Board members votes.

9.	The Management Board adopts Management Board By-Laws, regulating organization, division of work of the Management Board members, manner of performing actions and adopting resolutions by the Management Board. The Management Board By-laws, for its validity, has to be confirmed by the Supervisory Board.

§ 14.

Accounting of Company

1.	Registers, account books and documents of Company will be stored in accordance with the rules and requirements provided in Polish law and with requirements of professional nature of activity.

2.	Financial year of the Company shall be identical with the calendar year.

3.	The first financial year of the Company shall end on 31 December 209.

4.	Each year, within three months following the end of the financial year, the Management Board shall prepare the annual financial statements to be signed by all members of the Management Board. The absence of whichever of the signatures is to be justified.

§ 15.

Liquidation

1.	Dissolution of the Company shall follow liquidation proceedings.

2.	After creditors have been satisfied or secured, the remaining property shall be distributed among shareholders in proportion to their shares.

§ 16.

Adjustment of disputes

1.	Any disputes, which may arise among the Shareholders, resulting from this Articles of Association or relating thereto, shall be judged by the Court of Arbitration and Conciliation at the National Chamber of Commerce in Warsaw in accordance with its rules.

2.	Provisions of the Commercial Companies Code shall be applicable to matters not specifically provided for in this Act.”